Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2011 EARNINGS

Robbinsville, New Jersey, July 29, 2011 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three and six months ended June 30, 2011.  Net income attributable to Roma Financial Corporation for the three and six months ended June 30, 2011 was $1.4 million and $3.2 million, respectively, or $.05 and $.11 per common and diluted share, compared to $1.5 million and $3.1 million, or $.05 and $.10 per common and diluted share, for the same period of the prior year.

At June 30, 2011, the Company’s consolidated assets increased 4.0% to $1.89 billion compared to $1.82 billion at December 31, 2010, and $1.46 billion at June 30, 2010.  Deposits increased 4.7% to $1.57 billion from December 31, 2010, and $464.8 million over those at June 30, 2010.  In addition to generic growth, the acquisition of the former Sterling Bank accounted for the substantial change in year over year total asset and deposit comparisons.  Stockholders’ equity ended the quarter at $216.0 million, compared to $212.5 million at December 31, 2010.

“Our company continues to display the capacity to generate core earnings at a level which permits it to absorb the negative impacts related to appropriately assessing loan loss probability and the carrying value of impaired loans.  While unchanged on a per share basis, net income in the current quarter tightened in comparison to the first quarter of the year, principally due to higher provisions for loan losses and expenses associated with problem loan resolutions and acquired collateral dispositions.   Nevertheless, net income for the first half of this year was nearly 6.0% higher than that reported for the first half of last year”, commented Peter A. Inverso, President and CEO.

“The protracted low interest rate environment remains an impediment to improving yields on loans and investments.  While our yields continue to tighten, the growth in our earning assets and prudent control of our cost of funds benefitted our bottom line.  Our net interest income increased 6.4% in the current quarter and 30.0% in the six months ended June 30, 2011;  with the latter substantial  increase principally attributable to the assets added in the acquisition”,  stated Inverso.

“The economic headwinds are still formidable.  Improvement in credit quality is highly dependent on a more serene economic climate”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 91 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com.  RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.